GOLDEN PATRIOT, CORP.

1140 Reckson Plaza

Uniondale, N.Y. 11556

April 13, 2006

OTCBB: GPTC

Golden Patriot Initiates Process to List Shares on Frankfurt Exchange

Golden Patriot, Corp. (“GPTC”) is pleased to announce that it has started the process of listing on the Frankfurt Stock Exchange.  The process is expected to take approximately 2-6 six weeks.  There are a large amount of junior gold and uranium companies that have listed on the Frankfurt Exchange that have received substantial exposure and GPTC’s management believes it may garner similar attention.

Bradley Rudman, President of GPTC stated, “The Frankfurt Exchange could have a major impact on the company’s ability to raise capital and to gain new institutional and private shareholders.  The European market has a large appetite for North American junior resources companies and we feel that the time is right to expand into this market.”

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.